Exhibit 99.1

Synaptogenix Announces Initial TAO Acquisition under Crypto Treasury Strategy, Appoints BitGo as Custodian, and Commences Yield Generation Through Staking

Strategic capital deployment into TAO advances Synaptogenix's blockchain treasury model, leveraging
BitGo's custody, trading and staking capabilities to generate token-based yield

NEW YORK, June 24, 2025 /PRNewswire/ -- Synaptogenix (NASDAQ: SNPX) today announced its initial purchase of TAO as part of the Company's recently announced cryptocurrency treasury strategy focused exclusively on artificial intelligence (Al) and machine learning. BitGo, the leading infrastructure provider of digital asset solutions, has been selected to provide qualified custody, staking and trading services for Synaptogenix's TAO holdings. BitGo brings unmatched expertise and a proven track record to help Synaptogenix implement its treasury strategy.

"Under the guidance of James Altucher, our Crypto TAO strategy leader, we made our initial purchase of TAO, the leading crypto Al token, and have begun staking the token for revenue generation and capital appreciation," said Joshua Silverman, Executive Chairman at Synaptogenix. "We have engaged BitGo, the leader in crypto infrastructure, as custodian for our TAO holdings. Our partnership with BitGo underscores our Company's commitment to both our Al pure play crypto strategy and our long-term conviction thesis for TAO. Our top priority is significant value creation for our shareholders."

BitGo will secure Synaptogenix's digital assets in regulated, insured cold storage with BitGo Trust Company, Inc. and facilitate the Company's planned acquisitions of TAO through its affiliated trading platforms1, including access to deep liquidity via its OTC desk. TAO will be staked directly from qualified custody with BitGo Trust, enabling Synaptogenix to generate yield while maintaining the highest standards of security and regulatory compliance. BitGo's client service model and clients further reinforce its ability to meet Synaptogenix's unique digital asset needs. The Company has begun to generate revenue through TAO staking. The initial acquisition of TAO was funded by the Company's significant cash reserves and well-capitalized balance sheet.

About BitGo

BitGo is the leading infrastructure provider of digital asset solutions, delivering custody, wallets, staking, trading, financing, and settlement services from regulated cold storage. Since our founding in 2013, we have focused on enabling our clients to securely navigate the digital asset space. With a large global presence through multiple regulated entities, BitGo serves thousands of institutions, including many of the industry's top brands, exchanges, and platforms, as well as millions of retail investors worldwide. As the operational backbone of the digital economy, BitGo handles a significant portion of Bitcoin network transactions and is the largest independent digital asset custodian, and staking provider, in the world. For more information, visit www.bitgo.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact

800-811-5591
ir@synaptogen.com
press@bitgo.com

1 BitGo trading/OTC services are provided by BitGo Prime, LLC or BitGo Hong Kong Limited.

SOURCE Synaptogenix, Inc.